EXHIBIT 99.1

NEWS RELEASE

RYERSON SIGNS DEFINITIVE AGREEMENT TO SELL OIL AND GAS ASSETS

Chicago, Illinois – February 6, 2006 – Ryerson Inc. (NYSE: RYI), today announced the signing of a definitive agreement to sell certain assets related to its U.S. oil and gas, tubular alloy and bar alloy businesses to Energy Alloys, LLC, a Texas limited liability company. Subject to closing adjustments, the sale price includes $45.5 million of cash, receipt of a $4 million, 3-year note, and the assumption of less than $1 million of liabilities by Energy Alloys. Ryerson expects the transaction to be completed by the end of the first quarter of 2006, subject to customary due diligence and other closing conditions. Ryerson expects to record a pre-tax gain on the sale of approximately $18 million and intends to use the cash proceeds to pay down debt.

The divested operations include three locations dedicated to the oil and gas markets in Oklahoma, Texas and the Gulf Coast. These operations were acquired with the acquisition of Integris Metals, Inc. in January 2005. The three locations generated revenues of approximately $80 million in 2005 and were profitable. However, the oil and gas market products are not a strategic fit with Ryerson’s core business. The sale will not impact Ryerson’s remaining operations in Oklahoma, Texas and the Gulf Coast region.

Houston-based Energy Alloys LLC is committed to serving the oil and gas markets and the acquired assets complement its existing operations. It is anticipated that the Ryerson employees at these operations will join Energy Alloys and continue to provide first class service to the oil and gas markets.

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Ryerson Inc. is North America’s leading distributor and processor of metals, with revenues of $4.5 billion through the first nine months of 2005. The company services customers through a network of service centers across the United States and in Canada, Mexico, and India.

Effective January 1, 2006,

the company adopted the new name of Ryerson Inc.

and the ticker symbol RYI